Exhibit 99.1

Atlantic Marketing October 11-12, 2011 Bruce D. Hansen Chief Executive Officer Mining Done Right

Cautionary Statements 2 This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future molybdenum prices, supply, demand and/or production; (ii) estimates of future cash costs, direct operating costs, costs applicable to sales (CAS), or royalty payments; (iii) estimates of future capital expenditures; (iv) estimates regarding timing of permitting, future development, construction or production activities; (v) statements regarding cost structure, project economics, or competitive position, and (vi) statements comparing Mt. Hope to other mines, projects, or metals. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to meet conditions precedent required to complete the Hanlong financing, adverse governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2010 Annual Report on Form 10K, which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws

General Moly Overview 3 Two world-class molybdenum assets, both in Nevada USA Mt. Hope – One of the largest and highest-grade moly assets currently under development Liberty – a solid follow-on project to make General Moly the largest primary moly producer in the world Partnerships support development Strategic partnerships support financing and off-take Financing arranged Transaction with Hanlong (Chinese) provides substantially all funding required for Mt. Hope development1 Closed first $40 million of equity financing on December 20, 2010 Permitting progress Draft Environmental Impact Statement (DEIS) anticipated to be finished very soon; published in Q4 2011 Valuation compelling with catalysts upcoming Contingent upon Conditions Precedent contained within Hanlong Transaction occurring

Receive first $40M from Hanlong Receive final $40M from Hanlong Project and Financing Timeline 4 Publish Preliminary Draft EIS Finalize Draft EIS October Publish Draft EIS Receive Final Permits (ROD) 6-9 Months post DEIS Receive $56M from POSCO Access $665M Chinese Bank Loan Initiate Construction Commence Production ROD + 3 months 18-20 months construction August 2010 December 2010 Approval of hydrology reports Approval of baseline studies September 2008 June 2010 Q4 2011